SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                                  Commission File Number 000-29654
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       CITIBANK (WEST) BANCORP INC. (f/k/a GOLDEN STATE BANCORP INC.)
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           (Exact name of registrant as specified in its charter)


                              135 Main Street
                      San Francisco, California 94105
                               (415) 904-1100
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            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)


                       Common Stock, $1.00 Par Value
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          (Title of each class of Securities covered by this Form)


                     Litigation Tracking Warrants (TM)
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            (Titles of all other classes of securities for which
        a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       [x]     Rule 12h-3(b)(1)(ii)       [  ]
          Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(2)(i)        [  ]
          Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(ii)       [  ]
          Rule 12g-4(a)(2)(ii)      [ ]     Rule 15d-6                 [  ]
          Rule 12h-3(b)(1)(i)       [x]

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, Citibank (West) Bancorp Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 7, 2002                  By: /s/ William P. Hannon
                                           ------------------------------------
                                           Name:  William P. Hannon
                                           Title: Vice President and Controller